Longhai Steel Inc. Announces Record Fourth Quarter Sales Revenue of $197.3 million

Fourth Quarter Net Income Increases 36.5% to $6.3 million, Also a Record

XINGTAI CITY, China, March 9, 2012 -- Longhai Steel Inc. ("Longhai," OTC Bulletin Board: LGHS), a producer of high quality steel wire products in the People's Republic of China, today announced preliminary results for the Fourth Quarter of 2011, subject to any final audit adjustments.

Financial highlights for 2011 include:

  Fourth Quarter 2011 steel wire sales revenue of $197.3 million compared with revenues of $144.5 for the same period of 2010, an increase of 36.5%;
  Fourth Quarter 2011 net income of $8.0 million compared with net income of $4.6 million for the same period of 2010, an increase of 36.4%
  All results are subject to any final audit adjustments, and will be filed in final form with our Annual Report on Form 10--K by March 30

Mr. Steven Ross, Executive Vice President of Longhai, said "As the newly opened steel wire facility continues to ramp output, we expect to see continued year--over--year improvements in operating results throughout 2012. Although current production from our new facility utilizes the same raw material as our other production lines, over the next two quarters we expect to transition to higher quality steel wire to enable us to produce high quality and high margin products. We will continue to keep our shareholders updated on company developments.”

Once fully ramped, the new facility will increase our overall capacity by approximately 60%, and have the capability to produce alloy steel, cold forging steel and welding rods. These higher margin products will allow Longhai to also address demand in additional markets beyond construction and infrastructure.

About Longhai Steel Inc.

Longhai Steel Inc. is a leading producer of high quality steel wire. Downstream manufacturers process Longhai 's wire into screws, nails, and wire mesh used to reinforce concrete and for fencing. Longhai’s newly opened second production facility also produces higher quality steel wire for specialized applications such as steel wire rope, steel strand, steel belted radial tires, and steel welding rod. All of its sales are delivered in China. Longhai competes using advanced production equipment and process technology, high product quality, fast order fill, and competitive prices. Its rolling and drawing facilities are among the most advanced in the world.

Safe harbor statement

Certain statements in this news release are forward--looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward--looking statements. These forward--looking statements can be identified by terminology such as "anticipate," "believe," "could," "estimates," "expect," "future," "intends," "may," "plans," "should," "will," and similar statements.

The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding China's economic growth, general industry conditions including local supply and price of wire, environmental risks, Longhai 's business or growth strategy, the success of Longhai 's investments, risks, and uncertainties regarding fluctuations in earnings, its ability to sustain its previous levels of profitability including its ability to manage growth, intense competition, wage increases in China, its ability to attract and retain highly skilled professionals, time and cost overruns on fixed--price, fixed--time frame contracts, client concentration, its ability to successfully complete and integrate potential acquisitions, withdrawal of governmental financial incentives, political instability and regional conflicts, and legal restrictions on raising capital or acquiring companies outside China. Although Longhai believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward--looking statements. Although these expectations and the factors influencing them will likely change, we are under no obligation to inform you if they do. These and additional risks that could affect Longhai's future operating and financial results are more fully described in its filings with the U.S. Securities and Exchange Commission. These filings are available at www.sec.gov.

Longhai may, from time to time, make additional written or oral forward--looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10--K, 10--Q, and 8--K, in its annual report to shareholders, in news releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Longhai does not undertake to update any forward--looking statements that may be made from time to time by or on its behalf, except as required by law.

For more information, please contact:

Longhai Steel Inc.

Steven Ross (English)
Telephone: 949--720--1265
sross@longhaisteelinc.com

Cindy Han (English and Chinese)
Telephone: +86--139--3099--8773
dhan2625@163.com